Exhibit 99.1

FOR IMMEDIATE RELEASE

SUREWEST DECLARES QUARTERLY CASH DIVIDEND OF 8 CENTS PER SHARE

Favorable Financial Position, Predictable Cash Flow and Continued Broadband Success
Support Future Growth, Share Repurchase Program and Dividend

ROSEVILLE, Calif., March 29, 2011 - SureWest Communications (Nasdaq: SURW) announced today that its Board of Directors has approved a quarterly cash dividend of 8 cents per share payable on June 15, 2011 to shareholders of record at the close of business on May 16, 2011. This represents a quarterly payout of approximately $1.1 million.

The Board has determined that the company’s performance and outlook supports the payment of a dividend. Any future dividends will be reviewed quarterly, and will be subject to capital needs and availability, and a determination that cash dividends continue to be in the best interest of its shareholders. Additionally, SureWest has the flexibility to repurchase shares subject to overall financial and market conditions. In 2010, SureWest repurchased 430 thousand shares at an average price of $7.07 for $3 million. As of December 31, 2010, SureWest had remaining authorization from the Board to repurchase approximately 1.2 million additional outstanding shares.

Steve Oldham, SureWest’s president and chief executive officer, said, “Our employees have executed extremely well on our strategy, providing significant and sustained growth over the last several years. Our growing Broadband segment now accounts for 72% of total company revenues. In addition, we have added high quality and sustainable commercial services revenues, such as wireless backhaul, and our Broadband commercial services revenues grew 17% year-over-year, with notable growth of 26% in our Kansas City market. A superior offering of predictable commercial services and the successful launch of our enhanced residential video service has convinced the Board that we can begin paying a modest cash dividend to our shareholders while we continue to grow revenues and cash flows. Additionally, the recent refinancing of our balance sheet at favorable rates and conditions has helped us take this significant step to increase shareholder value. We remain confident that we have the right products and services in the market delivered by the most skilled employees in the industry.”

Consistent with its commitment to investing in network expansion, SureWest commenced plans in March 2011 to pass 10,000 additional residential fiber marketable homes in its Kansas City market where it has experienced high penetration levels of 40% and strong customer demand. Homes will be passed in phases throughout the year. SureWest has projected 2011 capital expenditures of $60-70 million and expects long-term growth prospects through the middle of 2013 to demand the same range of capital investment with an opportunity to build to over 30,000 additional homes in Kansas City.

“We continue to be a growth-driven company with significant future opportunities,” Oldham said. “We are well-positioned with the financial flexibility to accelerate our growth through investment in our Broadband strategy, periodic share repurchases and acquisitions where appropriate, while remaining cost effective and returning cash to SureWest shareholders.”

A Form 8-K will be filed with the Securities and Exchange Commission today and will be available at www.surw.com under “SEC filings.”

About SureWest
SureWest Communications (www.surewest.com) is a leading integrated communications provider and the bandwidth leader in the markets it serves. Headquartered in Northern California for more than 95 years, SureWest offers bundled residential and commercial services in the greater Sacramento and Kansas City regions that include IP-based digital and high-definition television, high-speed Internet, Voice over IP, and local and long distance telephone. SureWest was the nation’s first provider to launch residential HDTV

Exhibit 99.1

over an IP network and offers one of the nation’s fastest symmetrical Internet services with speeds of up to 50 Mbps in each direction on its fiber-to-the-home network.

Safe Harbor Statement
Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate” or “project,” or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company’s actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to, advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California, Kansas and Missouri in general, and in the greater Sacramento, California and greater Kansas City, Kansas and Missouri areas in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

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Contact:

Ron Rogers

Corporate Communications

916-746-3123

r.rogers@surewest.com

Misty Wells

Investor Relations

916-786-1799

m.wells@surewest.com